UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2010
NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida	32801

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (407) 265-7348
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2010 Executive Compensation Program
Effective March 30, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of National Retail Properties, Inc. (the “Company”) approved the 2010 Executive Compensation Program for the Company’s executive officers providing for certain incentive awards described below.
Annual Incentives
Annual incentives under the 2010 Executive Compensation Program are tied to the achievement of performance goals based on the Company’s funds from operation (“FFO”) per share, excluding any impairments. The Committee approved incentive award opportunities for its executive officers ranging from 50% to 195%, expressed as a percentage of each executive officer’s base salary. Additionally, the annual incentive awards are subject to downward adjustment of up to 20% if the calculated leverage ratio exceeds the annual cap established by the Board of Directors or the Committee.
Long-Term Incentives
Long-term incentives (“LTI”) under the 2010 Executive Compensation Program will be provided through annual grants of the following: (i) service-based restricted stock vesting over four years; (ii) performance shares tied to 3-year relative FFO per share growth, excluding any impairments, compared to other real estate investment trust (“REIT”) peers as of December 31, 2012; and (iii) long-term incentive plan cash awards, which shall be treated as performance units for purposes of the Company’s 2007 Equity Incentive Plan, tied to 3-year relative total shareholder return compared to other REIT peers as of December 31, 2012. For 2010, the Committee approved total LTI award opportunities ranging from 93.3% to 430.0%, expressed as a percentage of each executive officer’s base salary.
Restricted stock and performance share grants under the 2010 Executive Compensation Program were made on March 30, 2010. The number of shares granted was determined by dividing the award dollar value by the Company’s average closing stock price for the ten business days immediately prior to March 30, 2010.
If the executive officers are terminated prior to the applicable vesting periods for awards, the following provisions shall apply with respect to the type of termination listed (capitalized terms otherwise not defined herein shall have the meaning in each executive officer’s employment agreement):
•	Change of Control: vesting will accelerate for service-based awards and for performance-based awards at the target level.
•	Death or Disability: vesting will accelerate for service-based awards; vesting for performance-based awards will accelerate on the following schedule based on when termination occurs: 1/3rd of the target level in the first year; 2/3rd of the target level in the second year; and at the target level in the third year.
•	Without Cause by the Company or for Good Reason by the Executive: vesting will accelerate pro rata for service-based awards based on the date of termination; performance-based awards will be allowed to run their course to determine the performance level and the executive officer will receive a pro rata amount based on the date of termination.
•	Natural Termination: during the initial term, vesting will accelerate for service-based awards, but in renewal terms vesting will accelerate pro rata for service-based awards based on the date of termination and performance-based awards will be allowed to run their course to determine the performance level and the executive officer will receive a pro rata amount based on the date of termination.
•	For Cause by the Company or without Good Reason by the Executive: outstanding service-based and performance-based awards shall be forfeited.
Notwithstanding the foregoing summary of the 2010 Executive Compensation Program, the Committee, at its discretion, may review and modify the provisions of such program at any time.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
	Name:	Kevin B. Habicht
	Title:	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer

Dated: April 2, 2010